Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin Chairman, President & CEO (540) 265-0690 investorrelations@occfiber.com	Tracy Smith Senior Vice President & CFO (540) 265-0690 investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel (212) 355-4449 ext. 127 occ-jfwbk@joelefrank.com	Aaron Palash (212) 355-4449 ext. 103 occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FIRST QUARTER 2013 FINANCIAL RESULTS

ROANOKE, VA, March 15, 2013 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fiscal first quarter ended January 31, 2013.

OCC reported consolidated net sales of $17.3 million and net income attributable to the Company of $0.02 per basic and diluted share for the first quarter of fiscal year 2013.

First Quarter 2013 Financial Results

The Company achieved consolidated net sales of $17.3 million during the first quarter of fiscal year 2013, the same as achieved during the first quarter of fiscal year 2012. OCC’s sales in its specialty markets increased by approximately 19% during the first quarter of fiscal year 2013, compared to the same period last year, with decreases in the Company’s commercial markets offsetting the increase.

Net sales to customers outside of the United States increased 23.4% in the first quarter of fiscal year 2013, compared to the same period last year, while net sales to customers in the United States decreased 9.1%.

Gross profit increased 6.1% to $6.5 million in the first quarter of fiscal year 2013, compared to $6.2 million in the same period last year. Gross profit margin, or gross profit as a percentage of net sales, increased to 37.7% in the first quarter of fiscal year 2013 from 35.5% in the first quarter of fiscal year 2012.

Optical Cable Corp. – First Quarter 2013 Earnings Release

OCC recorded net income attributable to the Company of $130,000, or $0.02 per basic and diluted share, for the first quarter of fiscal year 2013, compared to $192,000, or $0.03 per basic and diluted share, for the first quarter of fiscal year 2012.

Management’s Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “We are pleased with our solid net sales and earnings results, especially given the continued macroeconomic headwinds and normal seasonality that we experienced in our first fiscal quarter. We achieved increased gross profit and gross profit margins in the first quarter when compared to the same period last year, driven by our fiber optic cable products in specialty markets.

Mr. Wilkin added, “OCC’s balance sheet remains strong and the Board of Directors is committed to returning additional capital to shareholders. During our fiscal first quarter, the OCC Board authorized the increase of our regular quarterly dividend by more than 33 percent, implying an annual dividend rate of eight cents per share. In addition, as we announced in September 2012, the Board approved a plan to repurchase and retire up to 320,000 shares of our common stock, and to date we have retired 129,500 shares under that authorization. We will continue to execute our strategy to grow OCC and enhance value for shareholders, and we look forward to reporting on our progress through the remainder of fiscal year 2013.”

Conference Call Information

As previously announced, OCC will host a conference call today, March 15, 2013, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (888) 868-9083 or (973) 935-8512. For interested individuals unable to join the call, a replay will be available through March 22, 2013, by dialing (800) 585-8367 or (404) 537-3406, pass code 20467369. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, fiber optic and copper patch panels, face plates, multi-media boxes, wireless distributed antenna systems, fiber optic reels and accessories and other cable and connectivity management accessories. OCC products are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

Optical Cable Corp. – First Quarter 2013 Earnings Release

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC primarily manufactures its fiber optic cables at its Roanoke facility which is ISO 9001:2008 registered and MIL-STD-790F certified, its enterprise connectivity products at its Asheville facility which is ISO 9001:2008 registered, and its military and harsh environment connectivity products and systems at its Dallas facility which is ISO 9001:2008 registered and MIL-STD-790F certified.

Optical Cable Corporation, OCC, Procyon, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – First Quarter 2013 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(thousands, except per share data)

(unaudited)

	Three Months Ended January 31,
	2013	2012

Net sales	$17,295	$17,334
Cost of goods sold	10,771	11,184

Gross profit	6,524	6,150

SG&A expenses	6,189	5,965
Royalty (income) expense, net	48	(185)
Amortization of intangible assets	23	33

Income from operations	264	337

Interest expense, net	(108)	(144)
Other, net	(5)	(1)

Other expense, net	(113)	(145)

Income before income taxes	151	192

Income tax expense	40	40

Net income	$111	$152

Net loss attributable to noncontrolling interest	(19)	(40)

Net income attributable to OCC	$130	$192

Net income attributable to OCC per share: Basic and diluted	$0.02	$0.03

Weighted average shares outstanding: Basic and diluted	6,309	6,288

Cash dividends declared per common share	$0.02	$0.015

—MORE—

Optical Cable Corp. – First Quarter 2013 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	January 31, 2013	October 31, 2012
Cash	$506	$591
Trade accounts receivable, net	9,208	12,601
Inventories	19,460	18,464
Other current assets	2,820	3,109

Total current assets	31,994	34,765
Non-current assets	14,285	12,997

Total assets	$46,279	$47,762

Current liabilities	$5,952	$7,927
Non-current liabilities	10,760	9,800

Total liabilities	16,712	17,727

Total shareholders’ equity attributable to OCC	30,195	30,644
Noncontrolling interest	(628)	(609)

Total shareholders’ equity	29,567	30,035

Total liabilities and shareholders’ equity	$46,279	$47,762

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